Exhibit 16.1

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	700 North Pearl, Suite 2000 Dallas, TX 75201

March 31, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 30, 2016, to be filed by our former client, Global Power Equipment Group, Inc. We agree with the statements contained in paragraphs 2, 5, 6, and 7 of Item 4.01 on pages 3 and 4 therein. We have no basis to agree or disagree with paragraph 1 of Item 4.01, the second and third sentences of paragraph 2 of Item 4.01, paragraph 3 of Item 4.01, paragraph 4 of Item 4.01, the second and eighth sentences of paragraph 6 of Item 4.01, or Item 1.01 or Item 3.01 of Form 8-K.

Very truly yours,

/s/ BDO USA, LLP

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.